NEWS RELEASE
FOR RELEASE ON OR AFTER: May 6, 2009
FOR ADDITIONAL INFORMATION, PLEASE CONTACT:
David A. Barta Vice President, Chief Financial Officer 608-361-7405

Page 1

REGAL BELOIT REPORTS FIRST QUARTER RESULTS

•	Legislation Continues to Support Energy Efficient Products
•	Plant Rationalizations Proceeding on Plan
•	Operating Cash Flow of $18.6 million

May 6, 2009 (Beloit, WI):  Regal Beloit Corporation (NYSE:RBC) today reported financial results for the first quarter ended March 28, 2009.  Net sales of $443.3 million decreased 17.4% as compared to the $536.3 million reported for the first quarter of 2008.  Diluted earnings per share were $0.39 as compared to $0.95 for the first quarter of 2008.  (Note: prior year financial results have been restated to reflect the impact of the change in accounting for the Company’s convertible senior subordinated notes as prescribed in FASB Staff Position APB 14-1: Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement.))

“While the first quarter proved to be as challenging as we anticipated, I am pleased with the response of our associates in delivering results consistent with our expectations.  We have and will continue to take advantage of all available business opportunities and reduce costs throughout our Company while continuing to invest in high efficiency products and lean processes. We believe these actions and our focus on strong fundamentals will position us well to seize the opportunities that we expect will arise as the business environment begins to improve,” commented Henry Knueppel, Chairman and Chief Executive Officer.

Sales for the first quarter of 2009 were $443.3 million, a 17.4% decrease over the $536.3 million reported for the first quarter of 2008.  First quarter 2009 sales included $29.7 million of sales related to the Hwada and Dutchi businesses acquired in 2008 and  the Customer Power Technology acquisition completed on January 2, 2009.

In the Electrical segment, sales decreased 17.4%, including the impact of the acquisitions noted above.  Exclusive of the  acquired businesses, Electrical segment sales decreased 23.7%, largely due to global generator sales decreasing 12%, commercial and industrial motors sales in North America decreasing 23% and residential HVAC motor sales decreasing 22%.  Sales in the Mechanical segment decreased 17% from the prior year period.

From a geographic perspective, Asia-based sales decreased 24.2% as compared to the first quarter of 2008.  In total, sales to regions outside of the United States were 26.7% of total sales for the first quarter of 2009 in comparison to 25.6% for the comparable period of 2008.  The negative impact of foreign currency exchange rate changes decreased total sales by 2.4%.   From an energy efficiency standpoint, sales of high efficiency products represented 12.9% of total sales for the quarter.

The gross profit margin for the first quarter was 20.4% as compared to the 22.8% reported for the comparable period of 2008.  The decrease is driven by higher commodity costs and the fixed cost absorption impact of lower sales volumes.  In addition, costs related to the ongoing plant rationalizations increased cost of sales by approximately $2.4 million.

Operating expenses were $62.4 million (14.1% of sales) in the three months ended March 28, 2009 versus $64.5 million (12.0% of sales) in 2008.   Operating expenses included approximately $5.1 million for the Dutchi and Hwada businesses. Income from operations was $28.2 million versus $57.6 million in the comparable period of 2008.  As a percent of sales, income from operations was 6.4% for the first quarter versus 10.7% in the comparable period of 2008.

Net interest expense was $7.0 million versus $8.0 million in the comparable period of 2008.  The decrease was driven by lower interest rates in 2009 versus the comparable period of 2008.  The impact of the change in accounting for the Company’s convertible senior subordinated notes as prescribed in APB 14-1 was a pretax non-cash interest charge in the amount of $1.1 million. The comparable amount for 2008 is $1.2 million.

The effective tax rate for the three months ended March 28, 2009 was 34.1% versus 35.4% for the first quarter of 2008.   The decrease in the effective tax rate results primarily from the global distribution of income.

Net income attributable to Regal Beloit Corporation for the three months ended March 28, 2009 was $12.8 million, a decrease of 59.3% versus the $31.4 million reported in the first quarter of 2008. Fully diluted earnings per share was $0.39 as compared to $0.95 per share reported in the first quarter of 2008.

The Company ended the first quarter with total debt of $587.3 million as compared to $575.4 million at the end of the fourth quarter of 2008.  Cash and cash equivalents increased $16.8 million during the first quarter to $82.1 million.

“As we move into the second quarter, the difficult sales environment is expected to continue.  We do not believe that the normal seasonal pick up in sales will materialize and we believe that inventory liquidation by our customers will continue well into the second quarter,” continued Henry Knueppel, Chairman and Chief Executive Officer.  “We also plan to continue to aggressively reduce our inventory levels to maximize our cash position which we expect will negatively impact our gross margin by approximately $7.5 million.  Additionally, costs related to our plant rationalizations will add an estimated $3.0 million to cost of sales for the second quarter.  Given these factors, we are estimating second quarter earnings per share to be in the range of $0.38 to $0.46.” concluded Henry Knueppel, Chairman and Chief Executive Officer.

Regal Beloit will be holding a conference call pertaining to this news release at 10:30 AM CT (11:30 AM ET) on Thursday, May 7.  Interested parties should call 866-394-7807, referencing Regal Beloit conference ID 96496426.  International callers should call 763-488-9117 using the same conference ID.  A replay of the call will be available through May 15, 2009 at 800-642-1687, conference ID 96496426.  International callers should call 706-645-9291 using the same conference ID.

Regal Beloit Corporation is a leading manufacturer of mechanical and electrical motion control and power generation products serving markets throughout the world.  Regal Beloit Corporation is headquartered in Beloit, Wisconsin, and has manufacturing, sales, and service facilities throughout the United States, Canada, Mexico, Europe and Asia.

CAUTIONARY STATEMENT

This Press Release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements represent our management’s judgment regarding future events.  In many cases, you can identify forward-looking statements by terminology such as “may,” “will,”  “plan,” “expect,” “anticipate,” “estimate,” “believe,” or “continue” or the negative of these terms or other similar words.  Actual results and events could differ materially and adversely from those contained in the forward-looking statements due to a number of factors, including:

●
economic changes in global markets where we do business, such as reduced demand for the products we sell, weakness in the housing and commercial real estate markets, currency exchange rates, inflation rates, interest rates, recession, foreign government policies and other external factors that we cannot control;

●	unanticipated fluctuations in commodity prices and raw material costs;
●	cyclical downturns affecting the global market for capital goods;
●	unexpected issues and costs arising from the integration of acquired companies and businesses;
●	marketplace acceptance of new and existing products including the loss of, or a decline in business from, any significant customers;
●	the impact of capital market transactions that we may effect;
●	the availability and effectiveness of our information technology systems;
●	unanticipated costs associated with litigation matters;
●	actions taken by our competitors, including new product introductions or technological advances, and other events affecting our industry and competitors;
●	difficulties in staffing and managing foreign operations;
●	other domestic and international economic and political factors unrelated to our performance, such as the current substantial weakness in economic and business conditions and the stock markets as a whole;and
●	other risks and uncertainties described from time to time in our reports filed with the U.S. Securities and Exchange Commission, or SEC, which are incorporated by reference.

All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements.  The forward-looking statements included in this press release are made only as of their respective dates, and we undertake no obligation to update these statements to reflect subsequent events or circumstances.  See also Item 1A - Risk Factors in the Company’s Annual Report on Form 10-K filed on February 25, 2009.

STATEMENTS OF INCOME
In Thousands of Dollars

	(Unaudited)
	Three Months Ended
		(As Adjusted)*
	March 28, 2009	March 29, 2008

Net Sales	$443,274	$536,343

Cost of Sales	352,704	414,244

Gross Profit	90,570	122,099

Operating Expenses	62,378	64,487

Income From Operations	28,192	57,612

Interest Expense	7,119	8,413

Interest Income	133	384

Income Before Taxes & Noncontrolling Interests	21,206	49,583

Provision For Income Taxes	7,230	17,558

Net Income	13,976	32,025

Less: Net Income Attributable to Noncontrolling Interests, net of tax	1,189	598

Net Income Attributable to Regal Beloit Corporation	$12,787	$31,427

Earnings Per Share of Common Stock:

Basic	$0.41	$1.00

Assuming Dilution	$0.39	$0.95

Cash Dividends Declared	$0.16	$0.15

Weighted Average Number of Shares Outstanding:

Basic	31,457,282	31,316,878
Assuming Dilution	32,594,802	33,117,034

*The Company adopted at the beginning of 2009 Financial Accounting Standards Board (“FASB”) Staff Position (“FSP”) No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”). The adoption of FSP APB 14-1 required an adjustment of previously reported amounts assigned to the debt portion of the Company's convertible debt and related cumulative interest expense.

CONDENSED BALANCE SHEETS
In Thousands of Dollars

		(As Adjusted
	(Unaudited)	From Audited Statements)*
ASSETS	March 28, 2009	December 27, 2008
Current Assets:
Cash and Cash Equivalents	$82,078	$65,250
Trade Receivables and Other Current Assets	410,187	436,094
Inventories	327,324	359,918
Total Current Assets	819,589	861,262

Net Property, Plant and Equipment	352,685	358,372

Other Noncurrent Assets	797,607	803,862
Total Assets	$1,969,881	$2,023,496

LIABILITIES AND EQUITY
Accounts Payable	$152,991	$202,456
Other Current Liabilities	180,463	228,546
Long-Term Debt	580,283	560,127
Deferred Income Taxes	71,302	72,119
Other Noncurrent Liabilities	111,686	122,807
Total Liabilities	$1,096,725	$1,186,055

Equity	873,156	837,641
Total Liabilities and Equity	$1,969,881	$2,023,696

*The Company adopted at the beginning of 2009 Financial Accounting Standards Board (“FASB”) Staff Position (“FSP”) No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”). The adoption of FSP APB 14-1 required an adjustment of previously reported amounts assigned to the debt portion of the Company's convertible debt and related cumulative interest expense.

SEGMENT INFORMATION
In Thousands of Dollars

	(Unaudited)
	Mechanical Segment		Electrical Segment
	Three Months Ending		Three Months Ending
	March 28, 2009	March 29, 2008	March 28, 2009	March 29, 2008
Net Sales	$51,912	$62,550	$391,362	$473,793
Income from Operations	$6,286	$10,047	$21,906	$47,565

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
In Thousands of Dollars

	(Unaudited)
	Three Months Ended
		(As Adjusted)*
	March 28, 2009	March 29, 2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$13,976	$32,025
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization	15,277	14,152
Excess tax benefits from stock-based compensation	(1,675)	(452)
(Gain) loss on sale of assets, net	(91)	70
Stock-based compensation expense	773	882
Non-cash convertible debt deferred financing costs	1,063	1,194
Change in assets and liabilities, net of acquisitions	(10,725)	(13,005)
Net cash provided by operating activities	18,598	33,866

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	(8,143)	(13,646)
Business acquisitions, net of cash acquired	(1,500)	374
Sale of property, plant and equipment	306	1,149
Net cash used in investing activities	(9,337)	(12,123)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net repayments of short-term borrowings	(8,265)	-
Payments of long-term debt	(56)	(113)
Net borrowings (repayments) under revolving credit facility	19,150	(8,200)
Dividends paid to shareholders	(5,024)	(4,700)
Purchases of treasury stock	-	(4,191)
Proceeds from the exercise of stock options	512	1,364
Excess tax benefits from stock-based compensation	1,675	452
Net cash provided by (used in) financing activities	7,992	(15,388)

EFFECT OF EXCHANGE RATES ON CASH	(425)	602

Net increase in cash and cash equivalents	16,828	7,957
Cash and cash equivalents at beginning of period	65,250	42,574
Cash and cash equivalents at end of period	$82,078	$50,531

*The Company adopted at the beginning of 2009 Financial Accounting Standards Board (“FASB”) Staff Position (“FSP”) No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”). The adoption of FSP APB 14-1 required an adjustment of previously reported amounts assigned to the debt portion of the Company's convertible debt and related cumulative interest expense.